                                                                      Exhibit 12

                                 TOM'S FOODS INC

      Statement Regarding Computation of Ratio of Earnings to Fixed Charges
                          (in thousands, except ratios)

                                                           December 30,   January 1,    January 2,
                                                               2000          2000          1999
                                                           ------------   ----------    ----------

Earnings
    Loss before Income Taxes
      and cumulative effect of accounting change             $ (2,440)     $ (2,619)     $ (6,177)
    Fixed Charges                                               9,178         9,050         9,611
                                                             --------      --------      --------

                                                                6,738         6,431         3,434
    Fixed Charges:
    Interest Expense                                            7,881         7,817         8,129
    Preferred Stock Dividends                                      --            --            --
    Interest factor related to rentals (a)                      1,522         1,416         1,795
                                                             --------      --------      --------

                                                                9,403         9,233         9,924

Ratio of Earnings to Fixed Charges                               0.74          0.72          0.38
                                                             ========      ========      ========

         (a)      Represents interest expense factor related to rental expense


                                       39